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                                                                 EXHIBIT 5.1

                                  August 26, 1998

Sync Research, Inc.
40 Parker
Irvine, CA  92618


     REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 (the "REGISTRATION STATEMENT") filed by you with the Securities and Exchange Commission (the "COMMISSION") on or about August 26, 1998 in connection with the registration under the Securities Act of 1933, as amended, of a total of 850,000 shares of your Common Stock (the "SHARES") reserved for issuance under the Sync Research, Inc. Amended and Restated 1991 Stock Plan and the Sync Research, Inc. 1995 Directors' Stock Option Plan (the "PLANS"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

     It is our opinion that, when issued and sold in the manner referred to in the Plans and pursuant to the respective agreement which accompanies each grant under the Plans, the Shares will be legally and validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments to it. This opinion is solely for your benefit and may not be relied upon by any other person without our prior written consent.



                                   Very truly yours,


                                   VENTURE LAW GROUP
                                   A Professional Corporation


                                   /s/ Venture Law Group